Exhibit 99.1

Multi-Color Corporation Completes Acquisition of Collotype Labels

SHARONVILLE, Ohio, United States, February 29, 2008 – Multi-Color Corporation (NASDAQ: LABL) (“Multi-Color”) announced today it has completed the acquisition of Collotype International Holdings Pty. Ltd. (“Collotype”) for $200 million (Australian Dollars), plus an additional $10 million (Australian dollars) upon achieving certain financial targets.

The transaction is expected to be accretive to earnings immediately. Multi-Color estimates this acquisition will increase Earnings per Share by 22 cents to 24 cents in the first full year of operation. Pro forma results will be reported in a subsequent 8-KA filing with the SEC on or about May 14, 2008.

Established in 1903, Collotype generates over US$130 million in annual revenues and is the world’s leading pressure sensitive wine and spirits label manufacturer and a growing provider of labels in the fast-moving consumer goods marketplace in Australia. Collotype is based in Adelaide, Australia, and has operations in Australia, South Africa and the United States. Collotype is known for its innovation and high quality in the wine and spirits market. Collotype produces labels for eight of the top fifteen global wine brands and its major customers include Diageo, Pernod Ricard, Constellation, Foster’s, Gallo, The Wine Group, Bronco, Trinchero, Distell and KWV.

Multi-Color President and CEO Frank Gerace said, “We are pleased to announce the completion of our first international acquisition, Collotype International. Establishing a global growth platform is another large step in creating a more balanced company. This acquisition expands our customer base, increases our talent pool, and enables us to benefit from faster growing regions and markets.”

Collotype’s commanding presence in the global wine and spirits market complements Multi-Color’s leadership in providing all label technologies to the North America consumer products and food and beverage marketplaces.

Nigel Vinecombe has assumed the position of President of Multi-Color’s International Business Unit. Don Kneir will continue as President of Multi-Color’s North American Business Unit.

Nigel Vinecombe stated, “Collotype’s management team and employees are excited about joining a group with the strength of Multi-Color. Multi-Color is listed on NASDAQ and has access to capital markets to support the next stage of our combined global growth strategy in fast-moving consumer goods and wine & spirits. The two companies are natural partners – together we will combine a global manufacturing footprint, label technology leadership and relationships with the largest wine, beverage and consumer products groups.”

In connection with the acquisition, Multi-Color executed a five-year US$200 million credit facility with an option to increase the facility up to an additional US$50 million subject to terms of the loan documents. The facility is with Bank of America (Agent) and a syndicate of seven other lenders and gives Multi-Color the capacity to make further acquisitions and capital investments. Approximately 25% of the purchase price was paid for in Multi-Color stock. The remainder was paid in cash via borrowings under the new credit facility.

This follows Multi-Color’s announcement on January 21, 2008 that it had signed a definitive agreement to acquire Collotype.

Deloitte & Touche Corporate Finance LLC and Jones Day advised Multi-Color on the transaction.

About Multi-Color Corporation (http://www.multicolorcorp.com)

Sharonville, Ohio based Multi-Color Corporation provides leadership in Global Label Solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color has grown to support the world’s most prominent brands including leading producers of Health & Beauty, Food & Beverage, Personal Care, Automotive and Household Brands. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide South Australia and has grown to become the world’s largest and most awarded pressure sensitive Wine & Spirits label printer. Multi-Color is now the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the US, 5 in Australia and 1 in South Africa.

Forbes magazine has chosen Multi-Color as one of the Forbes 200 Best Small Companies for 2007. Multi-Color is ranked 86th in this prestigious group. For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

For additional information on Collotype, please visit http://www.collotype.com.

Safe Harbor Statement

Multi-Color believes certain statements contained in this report that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. Multi-Color undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which Multi-Color intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by Multi-Color to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions in the US and abroad; the ability to consummate and successfully integrate acquisitions; the success and financial condition of Multi-Color’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; Multi-Color’s ability to maintain an effective system of internal control; availability, terms and development of capital; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers, business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting Multi-Color’s interest costs; and our ability to manage global political uncertainty, as well as the impact of disruption due to terrorism and political unrest. Multi-Color undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source

Multi-Color Corporation

Contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

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